Exhibit 10.1

Friday, June 11, 2009

Joseph William Stauffer, D.O.

Dear Joe:

It is a pleasure to confirm the offer extended to you to join DURECT Corporation as Chief Medical Officer and Executive Vice President, Corporate Strategy reporting directly to me. As an exempt, full-time, regular employee, your starting base semi-monthly salary will be $15,625.00 which equates to $375,000.00 on an annual basis. We would like your start date to be as soon as possible. In connection with your commencement of employment and subject to obtaining required approvals, the Company will grant you an option to purchase 250,000 shares of DURECT Common Stock, one-fourth ( 1/4) of the total amount of such shares shall vest on the one-year anniversary of the date of grant, and one-sixteenth ( 1/16) of the total amount of such shares shall vest at the end of each three-month period following the one-year anniversary of the grant. The per share exercise price for the option will be the fair market value of DURECT Corporation’s Common Stock on the date of the grant of the option.

DURECT will pay you a one-time sign-on bonus in the amount $100,000.00 less applicable income taxes withheld, which amount will be included in your first pay check after you commence employment. As a condition of receiving the hiring bonus, you agree that if you voluntarily terminate your employment during the first three years with DURECT Corporation, or if your employment is terminated by DURECT Corporation for cause, you will be responsible for any income and employment taxes that become applicable to the hiring bonus provided to you on account of your termination, and you agree that you will repay the entire amount back to the company.

You will be eligible for the equivalent annual bonus that all other executive vice presidents of the Company are eligible for, which is currently 40% of your annual base salary. This bonus will not be subject to pro-ration due to your start date.

Effective your start date you will be eligible to begin accruing vacation at the rate of 13.33 hours per month, or twenty (20) days per year up to a maximum of 320 hours, or forty (40) days.

In addition, the Company will reimburse you for temporary housing and rental car expenses incurred during the course of conducting business in the Cupertino, California headquarters.

Benefits

Effective the first of the month following your start date, you will be eligible to participate in the benefits enjoyed by an indefinite term employee, including medical, dental, vision, life and disability insurances. You will be eligible for paid holidays, vacation accrual, and sick leave. You may elect to participate in the 401(k) savings plan, the Employee Stock Purchase Plan, and a Section 125 Cafeteria Plan according to the terms and conditions governing participation in the plans. If the terms and conditions governing any such benefit plan differ from any provision of this letter, the plan documents containing these terms and conditions will govern and take precedence.

Authorization to Work

Federal regulations require that you establish your identity and authorization to work in this country, so this offer is necessarily contingent upon such proof. Enclosed is a description of the original documents you will be required to bring on your first day of work, at which time we will meet with you to examine the original documents and ask that you complete the required “INS” form in our presence.

Agreements

The enclosed “Confidential Information and Invention Assignment Agreement” must be signed by you before you start your first day of work. Please sign both copies of the Agreement and return one copy. You may retain the duplicate for your records.

This offer is contingent upon successful completion of a pre-employment drug screening test and background investigation due to the fact that DURECT is engaged in the development and manufacture of pharmaceutical products, including controlled substances. Enclosed, please find a “Notification and Authorization To Conduct Employment Background Investigation” form that you must complete and return prior to your start date. Also enclosed, please find a “Forensic Drug Testing Custody and Control Form”. You must bring this form to a local Quest Diagnostics laboratory in your area prior to your start date in order to complete the pre-employment drug screen test. Included is a list of those local laboratories.

Your employment at DURECT is for an unspecified period of time and your relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either you or DURECT may terminate your employment relationship at any time for any reason or no reason, with or without notice.

Please indicate that these terms and conditions are acceptable and confirm your acceptance of this offer by signing and dating the enclosed original of this letter and returning it by Friday, June 19, 2009, as this offer will expire at that time. You may retain the duplicate for your records.

Congratulations on your offer to join DURECT Corporation; we look forward to working with you. Please do not hesitate to call me directly at (408) 777-1419 if you have any questions.

Sincerely,

/s/ James E. Brown
James E. Brown President and CEO

JEB/km

Enclosures

Understood and accepted:

Signature	/s/ J.W. Stauffer	Date	15 June 2009